EXHIBIT 23
DeGolyer and MacNaughton
500 | Spring Valley Road
Suite 800 East
Dallas, Texas 75244
December 8, 2010
Panhandle Oil and Gas Inc.
Grand Centre, Suite 300
5400 North Grand Blvd
Oklahoma City, OK 73112
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to the inclusion of our Letter Report, dated September 30, 2010, as attached as Exhibit 99 to the Annual Report on Form 10-K of Panhandle Oil and Gas Inc., and to the inclusion of information from “Appraisal Report as of September 30, 2010, on Certain Properties owned by Panhandle Oil and Gas Inc.” in the sections “Proved Reserves,” and “Supplementary Information on Oil and Natural Gas Reserves (Unaudited)” in the Annual Report on Form 10-K of Panhandle Oil and Gas Inc.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

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